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                                                         Exhibits 8.1 and 23.2


                 [LETTERHEAD OF REED SMITH SHAW & MCCLAY LLP]

                                435 Sixth Avenue
                      Pittsburgh, Pennsylvania 15219-1886
                              Phone: 412-288-3131
                              Fax:   412-288-3063


                                                   January 2, 1998


Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, Pennsylvania 15221

Ladies and Gentlemen:

     We have acted as counsel to Respironics, Inc., a Delaware corporation ("Respironics"), in connection with the proposed merger (the "Merger") of RIGA, Inc., a wholly-owned subsidiary of Respironics ("Merger Subsidiary"), with and into Healthdyne Technologies, Inc., a Georgia corporation ("Healthdyne"). Healthdyne will be the surviving corporation and will become a wholly-owned subsidiary of Respironics. Except for cash issued in lieu of fractional shares, all shareholders of Healthdyne will receive shares of Common stock of Respironics in the Merger. The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between Respironics, Merger Subsidiary, and Healthdyne, dated as of November 10, 1997 (the "Agreement").

     In our capacity as counsel to Respironics, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. All capitalized terms used herein and not otherwise defined shall have the meanings specified in the Agreement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission regarding the Merger, the form of Registration Statement to be filed with the Securities and Exchange Commission regarding the Merger (the "Registration Statement"), and such other documents, corporate records, agreements and other instruments, certificates, opinions, and correspondence as we have deemed necessary or appropriate for the purposes of rendering this opinion. In such examination we have assumed the genuineness of all signatures on the documents which we have examined, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies, and where applicable, the future execution of such



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[LETTERHEAD OF REED SMITH SHAW & MCCLAY LLP]


Respironics, Inc.                       -2-                     January 2, 1998



documents in the same form as that reviewed by us. We have also assumed that all transactions will occur as described in the examined documents and that all statements in such documents are accurate. In addition, in rendering this opinion, we have relied on representations made by each of Respironics and Healthdyne in letters of even date herewith. We have assumed with respect to each such letter that any representation made "to the best of the knowledge of" any party is a true statement notwithstanding the qualification and that all representations will be true and correct as of the Effective Time.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a reorganization within the meaning of section 368(a) (2)
(E) of the Internal Revenue Code of 1986, as amended and in effect (the "Code"). At your request, we have reviewed the discussion of the federal income tax issues in the Registration Statement. We believe that such discussion fairly presents the current federal income tax law applicable to the Merger and the material federal income tax consequences to Respironics, Merger Subsidiary, Healthdyne, and the Healthdyne shareholders.

     Our opinion is limited to the foregoing federal income tax consequences of the Merger. Further, our opinion is based on the Code, Treasury Regulations, case law, and Internal Revenue Service announcements and rulings as of the date of this opinion. All such authorities are subject to change, which change may be retroactive and may affect the conclusions rendered in this opinion.

     This opinion is being delivered solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without prior written consent. We consent to the use of our name in the Registration Statement.


                                     Very truly yours,

                                     REED SMITH SHAW & MCCLAY LLP

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